CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2019, with respect to the consolidated financial statements included in the Annual Report of Perma-Fix Environmental Services, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Perma-Fix Environmental Services, Inc. on Forms S-3 (File No. 333-158472, File No. 333-115061, File No. 333-70676, File No. 333-43149, File No. 333-87437 and File No. 333-14513) and Forms S-8 (File No. 333-223917, File No. 333-203137, File No. 333-153086, and File No. 333-110995).

/s/GRANT THORNTON LLP

Atlanta, Georgia

April 1, 2019